EXHIBIT - NO. - 99.1

FROM:                                  FOR:
Swenson/Falker Associates Inc.         CNS, Inc.
1111 TCF Tower, 121 S. 8th Street      4400 W. 78th Street
Minneapolis, Minn. 55402               Bloomington, Minn. 55435
Contact-Curt Swenson 612/371-0000      Contact-Richard E. Jahnke or
                                               Daniel E. Cohen  612/820-6696

                                       And:
                                       LecTech Corporation
FOR IMMEDIATE RELEASE                  10701 Red Circle Dr.
                                       Minnetonka, MN 55343
                                       Contact-Erwin Templin  612/933-2291


CNS AND LECTEC ANNOUNCE DEFINITIVE AGREEMENT
ON MARKETING ALLIANCE FOR ANALGESIC PAIN PATCH
- ----------------------------------------------

    MINNEAPOLIS, Jan. 11 -- CNS, Inc., (NASDAQ/NM:CNXS) and LecTec Corporation (NASDAQ/NM:LECT) have executed a definitive agreement under which CNS will private-label and market LecTec's analgesic pain patch as a non-prescription product to consumers in the U.S. and Canada, the companies announced today.

    The patch, which delivers analgesics to the skin, will be marketed for external application for temporary relief of pain from arthritis, simple backache and muscular aches and strains. It is an alternative to topical analgesic rubs and various pain-relief pills and has been cleared for marketing by the U.S. Food and Drug Administration.

    Test marketing is planned to begin during the first half of this year, to be followed by a national product roll-out.

    CNS, based in Minneapolis, designs, manufacturers and markets consumer products, including the Breathe Right} nasal strip which improves breathing by reducing nasal airflow resistance.

    LecTec, also based in Minneapolis, develops, manufactures and markets medical products, including diagnostic and monitoring electrodes, conductive hydrogels, medical tape and a growing range of therapeutic products.

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01/11/96